                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                               iPrint.com, inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                   462628108
                        ------------------------------
                                (CUSIP Number)

                                Not applicable.
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)

[_]    Rule 13d-1(c)

[X]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------                                        ------------------
CUSIP NO. 462628108                  13G                       Page 2 of 10
--------------------             -----------                ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Softbank Technology Ventures V, L.P.
      77-0517799
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          2,306,576
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          2,306,576
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,306,576
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      7.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                        ------------------
CUSIP NO. 462628108                  13G                       Page 3 of 10
--------------------             -----------                ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Softbank Technology Ventures Advisors Fund V, L.P.
      77-0522141
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          62,908
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          62,908
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      62,908
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      Less than 1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

 ----------------------                                   -----------------
  CUSIP NO. 462628108                 13G                    Page 4 of 10
 ----------------------               ---                 -----------------


------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Softbank Technology Ventures Entrepreneurs Fund V, L.P.
      77-0522139
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF
                          41,468
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING
                          41,468
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      41,468
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      Less than 1%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

 ----------------------                                   -----------------
  CUSIP NO. 462628108                 13G                    Page 5 of 10
 ----------------------               ---                 -----------------


------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Jo Ann Heidi Roizen
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF
                          30,000
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             25,000
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING
                          30,000
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          25,000
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      55,000
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      Less than 1%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

--------------------                                            --------------
CUSIP NO. 462628108                     13G                      Page 6 of 10
--------------------               ------------                 --------------

Item 1.

       (a)  Name of Issuer:

            iPrint.com, inc.

       (b)  Address of Issuer's Principal Executive Offices:

            1450 Oddstad Rd.
            Redwood City, California 94063

Item 2.

       (a)  Name of Person Filing:

            (1)  Softbank Technology Ventures V, L.P.
            (2)  Softbank Technology Ventures Advisors Fund V, L.P.
            (3)  Softbank Technology Ventures Entrepreneurs Fund V, L.P.
            (4)  Jo Ann Heidi Roizen and David G. Mohler, M.D.

       (b)  Address of Principal Business Office or, if none, Residence:

            200 W. Evelyn Avenue, Suite 200
            Mountain View, California 94041

       (c)  Citizenship:

            The entities listed in Item 2(a) are Delaware Parnerships
            The individuals listed in Item 2(a) are United States citizens


       (d)  Title of Class of Securities:

            Common Stock

       (e)  CUSIP Number:

            462628108

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b), check whether the person filing is a:

       (a)  [_]     Broker or Dealer registered under section 15 of the Act

       (b)  [_]     Bank as defined in section 3(a)(6) of the Act

--------------------                                            --------------
CUSIP NO. 462628108                     13G                      Page 7 of 10
--------------------               ------------                 --------------


       (c)  [_]     Insurance company as defined in section 3(a)(19) of the Act

       (d)  [_]     Investment company registered under section 8 of the
                    Investment Company Act of 1940

       (e)  [_]     Investment adviser in accordance with (S)240.13d-
                    1(b)(1)(ii)(E)

       (f)  [_]     An employee benefit plan or endowment fund in accordance
                    with (S) 240.13d-1(b)(1)(ii)(F)

       (g)  [_]     Parent Holding Company, in accordance with (S) 240.13d-
                    1(b)(ii)(G) (Note: See Item 7)

       (h)  [_]     Savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act

       (i)  [_]     Church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the Investment
                    Company Act of 1940

       (j)  [_]     Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership

       (a)  Amount Beneficially Owned:/(1)/

            Softbank Technology Ventures V, L.P.: 2,306,576/(2)/
            Softbank Technology Advisors Fund V, L.P.: 62,908/(2)/
            Softbank Technology Ventures Entrepreneurs Fund V, L.P.: 41,468/(2)/ Jo Ann Heidi Roizen: 30,000/(2)/
            Jo Ann Heidi Roizen and David G. Mohler, M.D.: 25,000

       (1) The general partner of Softbank Technology Ventures V, L.P., Softbank Technology Ventures Advisors Fund V, L.P. and Softbank Technology Ventures Entrepreneurs Fund V, L.P. is SBVC V, LLC. In this capacity, SBVC V, LLC through an executive committee, exercises sole voting and investment power with respect to all shares of record by the named investment partnerships; individually, no stockholder, director or officer of SBVC V, LLC has or shares such voting or investment power. Ms. Roizen and Mr. Mohler disclaim beneficial ownership for all shares except for their pecuniary interest and for the 25,000 shares which they own in their individual capacity.

       (2) Includes an immediately exercisable option to purchase 30,000 shares of common stock granted to Jo Ann Heidi Roizen pursuant to the iPrint.com, inc. 2000 Outside Director Stock Option Plan. Ms. Roizen has assigned 28,719 shares underlying the option to Softbank Technology Ventures V, L.P., 765 shares to Softbank Technology Ventures Advisors Fund V, L.P. and 516 shares to Softbank Technology Ventures Entrepreneurs Fund V, L.P. Ms. Roizen disclaims beneficial ownership for all shares except for her own pecuniary interest.

       (b)  Percent of Class:

            Softbank Technology Ventures V, L.P.: 7.6%
            Softbank Technology Advisors Fund V, L.P.: Less than 1%
            Softbank Technology Ventures Entrepreneurs Fund V, L.P.: Less than
            1%

--------------------                                            --------------
CUSIP NO. 462628108                     13G                      Page 8 of 10
--------------------               ------------                 --------------

            Jo Ann Heidi Roizen: Less than 1%
            Jo Ann Heidi Roizen and David G. Mohler, M.D.: Less than 1%

            Based on 30,054,097 shares of the Issuer's Common Stock outstanding as of December 31, 2000.

       (c)  Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote:

                 Softbank Technology Ventures V, L.P.: 2,306,576
                 Softbank Technology Advisors Fund V, L.P.: 62,908
                 Softbank Technology Ventures Entrepreneurs Fund V, L.P.: 41,468 Jo Ann Heidi Roizen: 30,000

            (ii) shared power to vote or to direct the vote:

                 Jo Ann Heidi Roizen and David G. Mohler, M.D.: 25,000

            (ii) sole power to dispose or to direct the disposition of:

                 Softbank Technology Ventures V, L.P.: 2,306,576
                 Softbank Technology Advisors Fund V, L.P.: 62,908
                 Softbank Technology Ventures Entrepreneurs Fund V, L.P.: 41,468 Jo Ann Heidi Roizen: 30,000

(iv)        shared power to dispose or to direct the disposition of:

                 Jo Ann Heidi Roizen and David G. Mohler, M.D.: 25,000

Item 5.     Ownership of Five Percent or Less of a Class

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

--------------------                                            --------------
CUSIP NO. 462628108                     13G                      Page 9 of 10
--------------------               ------------                 --------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of the Group

          Not applicable.

Item 10.  Certification

          Not applicable.

--------------------                                            ---------------
CUSIP NO. 462628108                     13G                      Page 10 of 10
--------------------               ------------                 ---------------

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2001.



                       /s/   Jo Ann Roizen
                       ---------------------------------------------------------
                       Softbank Technology Ventures V, L.P.



                       /s/   Jo Ann Roizen
                       ---------------------------------------------------------
                       Softbank Technology Ventures Advisors Fund V, L.P.


                       /s/   Jo Ann Roizen
                       ---------------------------------------------------------
                       Softbank Technology Ventures Entrepreneurs Fund V, L.P.



                       /s/   Jo Ann Roizen
                       ---------------------------------------------------------
                       Jo Ann Roizen


                       /s/   David G. Mohler, M.D.
                       ---------------------------------------------------------
                       David G. Mohler, M.D.